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NATHAN LEIGHT                              JASON WEISS
Chairman of the Board                      Chief Executive Officer
Aldabra Acquisition Corporation            Aldabra Acquisition Corporation
(212) 332-3555                             (212) 332-3555

FOR IMMEDIATE RELEASE

                        ALDABRA ACQUISITION CORPORATION'S
                 OVER-ALLOTMENT OPTION EXERCISED BY UNDERWRITERS

         NEW YORK, NEW YORK, February 25, 2005 - Aldabra Acquisition Corporation
(OTC Bulletin Board: ALBAU) announced today that the underwriters for its initial public offering exercised their option to purchase 1,200,000 units subject to the underwriters' over-allotment option and purchased such units on
February 25, 2005. Each unit sold by the Company consisted of one share of common stock and two warrants. The 9,200,000 units sold in the offering, including the 1,200,000 units subject to the underwriters' over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $55,200,000 to the Company. Morgan Joseph & Co. Inc. acted as the sole book running manager and EarlyBirdCapital, Inc. acted as a co-manager. A copy of the prospectus may be obtained from Morgan Joseph & Co. Inc., 600 Fifth
Avenue, 19th Floor, New York, New York 10020.

         Aldabra Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business.

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